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                                                                   Exhibit 10.46


                        FEDERATED DEPARTMENT STORES, INC.

                            1992 INCENTIVE BONUS PLAN

                (AS AMENDED AND RESTATED AS OF DECEMBER 10, 1999)


         Federated Department Stores, Inc., a Delaware corporation (the "Company"), hereby amends and restates this 1992 Incentive Bonus Plan (this "Bonus Plan") effective, subject to the provisions of Section 14, as of December 10, 1999.

         1. PURPOSE. The purpose of this Bonus Plan is to promote the attainment of the Company's performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Subsidiaries.

         2. DEFINITIONS. As used in this Bonus Plan, the following terms have the following meanings when used herein with initial capital letters:

         (a) "Annual Incentive Award" means the incentive bonus earned by a Participant pursuant to Section 5.

         (b) "Board" means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 12, the Compensation Committee.

         (c) "Chief Executive Officer" means the Chief Executive Officer of the Company.

         (d) "Chief Operating Officer" means the Chief Operating Officer of the Company.

         (e) "Chief Merchandising Officer" means the Chief Merchandising Officer of the Company.

         (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (g) "Compensation Committee" means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

         (h) "Covered Employee" means a Participant who is, or is determined by the Board to be likely to become, a "covered employee" within the meaning of
Section 162(m) of the Code (or any successor provision).

         (i) "Long-Term Incentive Award" means the incentive bonus, if any, earned by a Participant pursuant to Section 6.

         (j) "Non-Employee Director" means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

         (k) "Operating Unit" means the Company as a whole and each other individual subsidiary, division, store, or other business unit of the Company in which individuals employed thereby or therein have been approved to participate in this Bonus Plan by the Board.

         (l) "Participant" means a person who is designated by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer, with the approval of the Board, to receive benefits under this Bonus Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities.



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         (m) "Performance Goal" means the target level of performance for each
Performance Period for the Company as a whole and for each Operating Unit of the Company and, where applicable, for an individual Participant, in each case as established by the Board pursuant to Section 4. The Performance Goals applicable to any Annual Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:

                  (1)      total sales;

                  (2)      comparable store sales;

                  (3)      gross margin;

                  (4)      operating or other expenses;

                  (5)      earnings before interest and taxes ("EBIT");

                  (6) earnings before interest, taxes, depreciation and amortization;

                  (7)      net income;

                  (8)      earnings per share;

                  (9)      cash flow;

                  (10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and

                  (11)     stock price appreciation.

Such Performance Goals may be expressed with respect to the Company or one or more other Operating Units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation, and will be construed, applied, and administered accordingly.

         (n) "Performance Period" means, in the case of determining Annual Incentive Awards pursuant to Section 5, one fiscal year of the Company, and in the case of determining Long-Term Incentive Awards pursuant to Section 6, a period determined by the Board not longer than five consecutive fiscal years of the Company. The initial Performance Period under this Bonus Plan in either case will commence on February 2, 1992 and terminate, in the case of Annual Incentive Awards and Long-Term Incentive Awards, on such date or dates as the Board may determine. Any new Performance Period in each case would commence on the first day of each fiscal year of the Company.

         (o) "Retirement" means a Participant's voluntary termination of employment with the Company on or after attainment of age 65, or such other age as may from time to time be established as the normal retirement date under the Company's principal retirement benefit plan in which the Participant is a participant, and before being informed by the Company that his or her employment will be terminated.



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         (p) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities
Exchange Act of 1934, as amended (or any successor rule substantially to the same effect), as in effect from time to time.

         (q) "Subsidiary" has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or under any successor rule substantially to the same effect).

         3. ELIGIBILITY. (a) Except as otherwise provided in this Section 3, an employee of the Company or one of its Subsidiaries will become a Participant for a particular Performance Period (i) in respect of Annual Incentive Awards if such employee (x) is an executive of the Company (including without limitation a store principal, general merchandise manager, divisional merchandise manager, store manager, senior vice president, or other vice president or elected officer of the Company or another Operating Unit) on or as of the first day of the Performance Period, (y) is recommended for participation by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof, and (z) is approved as a Participant by the Board, and (ii) in respect of Long-Term Incentive Awards if such employee has overall responsibility for day-to-day and long-term achievement of results of the Company or is in a key broad-based strategy formulation and decision-making position of the Company or another Operating Unit selected by the Board to participate in this Bonus Plan, in each case as specifically determined by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer and approved by the Board on or as of the first day of the Performance Period.

         (b) An executive employee who first becomes eligible to participate after the beginning of a particular Performance Period will become a Participant for such Performance Period only in accordance with this Section 3(b). The Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer may, with the approval of the Board, allow participation for a portion of such Performance Period for such employee on such terms and conditions as the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer (with such approval) may determine. In the event that at any time during any Performance Period with respect to Annual Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Annual Incentive Awards, which will be prorated on the basis of the number of months of such employee's participation during such Performance Period to the aggregate number of months in such Performance Period. In the event that within the first thirty months of any Performance Period with respect to Long-Term Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Long-Term Incentive Awards, which will be prorated on the basis of the ratio of the number of months of such employee's participation during such Performance Period to the aggregate number of months in such Performance Period.

         (c) The Board may, in its discretion, allow an executive employee who is not otherwise eligible to participate in this Bonus Plan to be treated as a Participant for all or a portion of any Performance Period on such basis as the Board may determine.

         4. PERFORMANCE GOALS. (a) The Board will approve for each Performance Period the applicable Performance Goals for the Company and each other Operating Unit, as well as for individual Participants in this Bonus Plan, where appropriate, based upon the consolidated business plan of the Company. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any


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Annual Incentive Award or Long-Term Incentive Award as a result of extraordinary events or circumstances as determined by the Board or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

         (b) Prior to the beginning of each Performance Period, the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof will (i) notify each eligible employee who has been selected to participate in this Bonus Plan that he or she is a Participant under this Bonus Plan for such Performance Period and (ii) communicate in writing to each Participant the minimum, maximum, and target Performance Goals applicable to such Participant for the Company and each other Operating Unit for such Performance Period, and the corresponding minimum, maximum, and target levels of Annual Incentive Awards and Long-Term Incentive Awards for performance by the Participant with respect to such Performance Goals.

         5. ANNUAL INCENTIVE AWARDS. (a) Subject to Section 4, unless changed by the Board, each eligible Participant may earn Annual Incentive Awards as hereinafter provided. Each Operating Unit's actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit's performance for the Performance Period (A) is below the minimum Performance Goal established therefor, no Annual Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Annual Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Annual Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Annual Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Annual Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Annual Incentive Awards paid in respect of such Performance Goal levels.

         (b) Except in the case of a Covered Employee, the Annual Incentive Award determined pursuant to Section 5(a) may be modified by the Board to recognize a Participant's individual performance or in other circumstances deemed appropriate by the Board.

         (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will an Annual Incentive Award paid to any Participant for a fiscal year exceed $2.0 million.

         6. LONG-TERM INCENTIVE AWARDS. (a) Unless changed by the Board, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Each Operating Unit's actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In the event such Operating Unit's performance for such Performance Period (A) is below the minimum Performance Goal established therefor, no Long-Term Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Long-Term Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board


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between the corresponding levels of Long-Term Incentive Awards paid in respect of such Performance Goal levels.

         (b) Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 6(a) may be modified by the Board to recognize a Participant's individual performance or in other circumstances deemed appropriate by the Board.

         (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will a Long-Term Incentive Award paid to any Participant for a Performance Period exceed $3.0 million.

         7. PAYMENT OF AWARDS. Annual Incentive Awards and Long-Term Incentive Awards will be paid to Participants in respect of any particular Performance Period (i) in cash and/or Company equity (including stock options, stock credits or equity equivalents), (ii) in a lump sum and/or in deferred payments or grants, and (iii) on the date(s) and other terms, including any premium in respect of any non-cash payments or deferred payments or grants, in each case as determined by the Board at the time that Performance Goals are established for a particular Performance Period. All Annual Incentive Awards and Long-Term Incentive Awards that are paid in cash will be paid in U.S. dollars. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

         8. TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Company and its Subsidiaries before the last day of a Performance Period due to death, disability, or Retirement with the consent of the Company, the Participant's Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If a Participant's employment with the Company and its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for Cause (as hereinafter defined), the Participant's Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Board. Except as otherwise provided in this Section 8, if a Participant's employment with the Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the Participant will not be entitled to any Annual Incentive Award or Long-Term Incentive Award for such Performance Period unless otherwise determined by the Board. For purposes of this Agreement, "Cause" means any act of dishonesty, fraud, or willful misconduct by a Participant in the performance of the Participant's duties as an employee of the Company, or any conviction of a Participant for any felony involving moral turpitude.

         9. CHANGE IN CONTROL. In connection with any actual or potential change in control of the Company, whether as a result of any stock acquisition, merger, or other business combination transaction, or any restructuring or recapitalization of the Company, then the Board will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Annual Incentive Awards, or Long-Term Incentive Awards, notwithstanding the terms of any initial award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such awards.

         10. TRANSFERS AND CHANGES IN RESPONSIBILITIES. (a) If a Participant's responsibilities materially change or the Participant is transferred during a Performance Period to another Operating Unit or to a position that is not designated or eligible to participate in this Bonus Plan, the Company may, as determined by the Board, either (i) continue the Participant's participation in this Bonus Plan and, except in the case of a Covered Employee, as of the date of such change or transfer,


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establish new performance awards (as determined pursuant to Section 10(b)) in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, for the Participant with respect to his or her new position, or
(ii) terminate the Participant's participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant's Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the Participant's participation during the Performance Period to which such Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.

         (b) If in the event of such a change or transfer the Participant's participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to
Section 10(a)(ii), then the Participant's Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, will be prorated on the basis of the number of months of service by the Participant at each Operating Unit during the Performance Period.

         11. SECURITY OF PAYMENT OF BENEFITS. Unless otherwise determined by the Board, all Annual Incentive Awards and Long-Term Incentive Awards will be paid from the Company's general assets, and nothing contained in this Bonus Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

         12. ADMINISTRATION OF THE PLAN. (a) This Bonus Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Bonus Plan to the Compensation Committee.

         (b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Bonus Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Bonus Plan. All such actions will be in the sole discretion of the Board and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Bonus Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Board in its sole discretion pursuant to any provision of this Bonus Plan or any provision of such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, neither the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer nor any member of the Board will be liable for any action or determination made in good faith.

         (c) The provisions of Sections 5 and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Bonus Plan, to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations therein contained, and no authorization in either such Section or any other provision of this Bonus Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

         (d) The existence of this Bonus Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Bonus Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

         13. MISCELLANEOUS. (a) This Bonus Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary,


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nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

         (b) Except as otherwise provided in this Bonus Plan, no right or benefit under this Bonus Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

         (c) This Bonus Plan may be amended or terminated from time to time by the Board. In the event this Bonus Plan is terminated before the last day of a Performance Period, Annual Incentive Awards and Long-Term Incentive Awards payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Bonus Plan had not been terminated.

         (d) If any provision in this Bonus Plan is held to be invalid or unenforceable, no other provision of this Bonus Plan will be affected thereby.

         (e) This Bonus Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         14. EFFECTIVENESS. The amendment and restatement of this Bonus Plan set forth herein will become effective as of December 10, 1999.



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